Exhibit 99.1

Kinetic Seas Inc. Announces Landmark Exclusive Partnership with Sagtec Global Limited, Launching Skilliks AI Platform into Southeast Asia

CORRECTION: An earlier version of this release issued on November 4, 2025, misstated the nature of the share issuance. The release has been corrected to reflect that Sagtec Global Limited issued the shares to Kinetic Seas Incorporated.

Schaumburg IL – November 4, 2025 – Kinetic Seas Incorporated (OTCQB: KSEZ), a leader in artificial intelligence and the developer of the Skilliks AI platform, today announced the execution of a landmark addendum significantly expanding its strategic partnership with Sagtec Global Limited (Nasdaq: SAGT). The agreement formally establishes Kinetic Seas as the exclusive AI development and technology partner for Sagtec across Malaysia, Indonesia, Singapore, and the Philippines, creating a powerful co-creation engine for the region's AI market.

This partnership represents a major commercial milestone for Kinetic Seas, providing an immediate and extensive channel to Sagtec's base of over 12,000 SaaS clients and transforming the Skilliks platform from a training and development environment into a primary driver of enterprise-grade AI solutions and recurring revenue.

Strategic & Financial Benefits for Kinetic Seas

The partnership is structured to create deep alignment and long-term value for Kinetic Seas through a combination of equity and high-margin revenue sharing:

●	Foundational Equity Stake: Sagtec issued 5.5 million shares of its common stock to Kinetic Seas, cementing a substantial equity interest for Kinetic Seas and tightly aligning corporate growth incentives."
●	Scalable Revenue Stream: Kinetic Seas will earn 30% of gross receipts from all AI projects secured by Sagtec under this partnership, generating durable, high-margin income.
●	Co-Creation and IP: Joint development provisions allow Kinetic Seas to expand its portfolio of deployable, market-proven AI assets in collaboration with Sagtec.

"This exclusive partnership is the commercial validation of our strategy and the capabilities of the Skilliks platform," said Edward S. Honour, CEO of Kinetic Seas Incorporated. "We are the core AI innovation engine for a Nasdaq-listed leader, providing Kinetic Seas with an unparalleled launchpad into Southeast Asia and translating our technical leadership into immediate, scaled commercial deployment."

Operational Execution and Community Impact

As Sagtec’s exclusive technical partner, Kinetic Seas will deliver turnkey, end-to-end AI solutions—including custom development, system integration, and full project management—on a regional scale.

This partnership directly engages the Kinetic Seas AI Masters Community, a global network of over 10,000 AI professionals, developers, and researchers, connecting them directly with high-visibility, commercially funded projects.

"This alliance is a direct win for our entire AI Masters Community," Honour continued. "We are now connecting our 10,000 professionals to real-world, funded projects from a vast client network, fueling both rapid innovation and tangible economic opportunity. This creates an unprecedented flywheel: our community solves cutting-edge commercial problems, Sagtec's clients get access to a global talent pool, and Kinetic Seas delivers production-grade innovation faster than anyone else in the market."

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Market and Revenue Outlook

According to IDC and Allied Market Research, the Southeast Asian AI software market is projected to grow at a CAGR of 34% through 2030, representing over $6 billion in new opportunities.

Kinetic Seas’ 30% revenue share is tied directly to Sagtec's projected cumulative revenue from this initiative, which is estimated at $40–$50 million by 2028.

Kinetic Seas Participation: 30% revenue share in $40–$50 million projected cumulative revenue (2026–2028).

About Kinetic Seas Incorporated (OTCQB: KSEZ)

Kinetic Seas Incorporated is a recognized leader in artificial intelligence and full-stack software development, known for its Skilliks AI platform and a global community of AI experts. The company specializes in developing production-grade AI solutions, including deep learning, natural language processing, and computer vision systems, for enterprises worldwide.

About Sagtec Global Limited (Nasdaq: SAGT)

Sagtec Global Limited is a leading provider of digital transformation and SaaS solutions, empowering over 12,000 businesses across Southeast Asia with the tools to enhance efficiency, automation, and market competitiveness.

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 24, 2025, and any other SEC filings, as amended or updated from time to time. Copies of the Company's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Kinetic Seas Incorporated (OTCQB: KSEZ) trades on the OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find real-time quotes and market information for the company on www.otcmarkets.com.

Media Contact:

Jeffrey Lozinski

Key Accounts Manager

Email: jlozinski@KineticSeas.com

Phone: 847-868-4052

Company Contact Information:

Kinetic Seas Incorporated

1501 Woodfield Rd, Suite 114E

Schaumburg, IL 60173

www.kineticseas.com

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